Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
EMULEX CORPORATION
at
$9.25 Net Per Share
by
FIJI ACQUISITION CORPORATION
a wholly owned subsidiary of
BROADCOM CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON WEDNESDAY, JUNE 3, 2009 UNLESS THE OFFER IS EXTENDED.

May 5, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Fiji Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Broadcom Corporation, a California corporation (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all the issued and outstanding shares (the “Common Shares”) of common stock, par value $0.10 per share, including the associated preferred stock purchase rights (the “Rights” and together with the Common Shares, the “Shares”), of Emulex Corporation, a Delaware corporation (the “Company”), other than Shares owned by Purchaser (and/or Parent or any of Parent’s subsidiaries) for $9.25 net per Share in cash (less any applicable withholding taxes and without interest), in Purchaser’s Offer to Purchase, dated May 5, 2009 (the “Offer to Purchase”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares of the Company that, when added to the Shares then owned by Purchaser (and/or Parent or any of Parent’s subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options), (ii) the Company’s board of directors redeeming the Rights, or Purchaser being satisfied in its sole discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed second-step merger described in the Offer to Purchase (the “Second-Step Merger”), (iii) Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Offer and the proposed Second-Step Merger described in the Offer to Purchase or any other business combination between the Company and Purchaser (and/or Parent or any of Parent’s subsidiaries), (iv) one or more of the following occurring: (a) the Company entering into a definitive merger agreement with Purchaser (and/or Parent or any of Parent’s subsidiaries) with respect to a merger of Purchaser (and/or Parent or any of Parent’s subsidiaries) and the Company, (b) Purchaser’s nominees constituting a majority of the board of directors of the Company or (c) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute at least 90%

of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options), (v) any applicable waiting period having expired or been obtained, and any necessary or advisable consent, approval or clearance having been received, under any Antitrust Law (as defined in the Offer to Purchase) prior to the expiration of the Offer, and (vi) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company. The Offer is also subject to certain other conditions described in Section 14 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated May 5, 2009;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing the Shares and all other required documents are not immediately available or cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 3, 2009, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Deposit’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for reasonable and necessary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions or requests for assistance may be directed to Merrill Lynch & Co. at its telephone number, or Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone numbers, in each case, as set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed material may be directed to the Information

Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

Very truly yours,
Merrill Lynch & Co.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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